Exhibit 99.1

PRESS RELEASE

TERADYNE PROMOTES EXECUTIVE TO RUN ASIA; HIRES NEW HEAD OF ASSEMBLY TEST DIVISION

BOSTON – (BUSINESS WIRE) – January 9, 2004 – Teradyne (NYSE:TER) today announced the appointment of John M. Casey as Senior Vice President responsible for all of the company’s activities in Asia. Casey has been with the company since 1977. He served in a number of sales positions early in his career and was appointed a Vice President of the company in 1990. After heading Teradyne’s broadband test and logic test businesses, he moved to his current position of President of the Assembly Test Division. Replacing Casey as President of Assembly Test is Jeffrey R. Hotchkiss. Hotchkiss joined Teradyne in 1971 and served in a variety of sales, marketing and product management positions, mostly in the assembly test area. He became a Teradyne Vice President in 1990 and he was appointed as the company’s Chief Financial Officer in 1997. In 2000, Hotchkiss left Teradyne to become CEO of Empirix, Inc., a spin-off from Teradyne which provides test and monitoring products for telecom and Internet applications.

“Over the last several years, Teradyne has dramatically increased our capability in Asia in account management, engineering, material sourcing, manufacturing and service,” said Teradyne President Michael Bradley. The region currently represents about half of our sales and is growing faster than any other region. In recognition of the strategic importance of Asia, it is important that we continue to move the “center of gravity” of our operations towards the region. John will be responsible for building our organizational capability and our business across Asia over the next several years.

“We are fortunate that Jeff Hotchkiss will be rejoining Teradyne to replace Casey,” Bradley continued. “In his 20 year career at Teradyne, Jeff was a key member of the management team that built our Assembly Test business. That Teradyne experience, combined with his experience as CEO of Empirix, makes him an ideal candidate to continue to build on our current momentum in Assembly Test.” Both of these changes are effective immediately.

About Teradyne

Teradyne (NYSE:TER) is the world’s largest supplier of Automatic Test Equipment and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6300 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Contacts

Teradyne, Inc.

Tom Newman, 617-422-2425

V.P., Corporate Investor Relations

tom.newman@teradyne.com